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                                                                    EXHIBIT 99.1


                     Advanced Fibre Communications Indicates
                 Second Quarter Results Below Expectations and
                            Announces CEO Resignation

        PETALUMA, Calif., June 30 /PRNewswire/ -- Advanced Fibre Communications, Inc. (Nasdaq: AFCI) today said that second quarter financial results would not meet published analyst expectations. AFC intends to release final results for the second quarter in mid-July. The Company also announced that Carl Grivner, AFC's President and Chief Executive Officer, has resigned from the Company to become Chief Executive, Western Hemisphere Operations for Cable & Wireless plc. Don Green, AFC's Chairman and founder, has assumed the role of CEO, a position he previously held until June of last year.

        "Second quarter sales and earnings will be below expectations," said Don Green, AFC Chairman and acting CEO. Green indicated that, based on preliminary information, revenues would likely be between $82M and $85M, with earnings per share between $.07 and $.09. "Despite this recent disappointment," Green continued, "we expect to experience approximately 60% growth during the first six months of 1998 when compared with the year earlier period." "During the second quarter we experienced a setback in sales in China primarily due to a change in local AFC management that in turn caused us to re-establish local distributor relationships, and due to a delay in the introduction of a digital switch interface. Domestically, the loss of a bid for sales at GTE last fall has resulted in a winding down of sales to that account. In addition, slower than anticipated penetration of the Regional Bell Operating Companies has caused a shortfall in U.S. sales growth."

        "Although not at the level of published analyst expectations, we expect to have a good, solid second half of the year," said Green. "We also plan to increase spending on research and development for new products and features."

        In citing the loss of former CEO and President, Carl Grivner, Green said, "Carl has played an important role in AFC to date. As such, we thank him for his many contributions and wish him the best in his new position. I will be running AFC in the near term, until a new CEO is named. We will be considering both external and internal candidates for the position." AFC has engaged the executive recruiting firm of Taylor - Winfield to secure Grivner's replacement. AFC is a leading manufacturer of telecommunications systems for the "local loop" between telephone service users and public telephone networks worldwide. AFC has pioneered a single platform that supports any network, any transport, and any service. AFC's flagship product, the UMC 1000(TM) 3rd generation digital loop carrier (TM) (3GDLC) provides any service from POTS to xDSL over copper, fiber, coax and radio transport media.

        Certain statements in this press release are "forward-looking statements" regarding the intent, belief or current expectations of the Company and its management. Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of factors including those factors set forth in Management's Discussion and Analysis of Financial Condition and Results of Operations on page 14 of the Company's 1997 Annual Report, and the Company's 10-K as filed with the Securities and Exchange Commission.

/CONTACT: Jeff Finn, Director of Investor Relations of Advanced Fibre Communications, Inc., 707-794-7555/


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